Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Announces Launch of Secondary Offering

PHILADELPHIA, PA – (June 19, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced the launch of a secondary offering of 8,563,172 shares of its common stock. All of the shares are being offered by selling shareholders, including certain members of Five Below’s management team and Board of Directors (and their affiliates). The underwriters are expected to have a 30-day option to purchase an additional 1,284,475 shares of common stock. Five Below will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co., Barclays Capital Inc., Jefferies LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering, UBS Securities LLC and Wells Fargo Securities, LLC are acting as co-managers of the offering, and Goldman, Sachs & Co., Barclays Capital Inc. and Jefferies LLC are the representatives of the underwriters. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attention: Prospectus Department

Telephone: 1-866-471-2526

e-mail: prospectus-ny@ny.email.gs.com

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (888) 603-5847

e-mail: Barclaysprospectus@broadridge.com

Jefferies LLC

520 Madison Avenue, 12th Floor

New York, NY, 10022

Attention: Equity Syndicate Prospectus Department

Telephone: (877) 547-6340

e-mail: prospectus_department@jefferies.com

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Now. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi

203-682-8200

Farah.soi@icrinc.com

Media Contact:

Gregory FCA

Joe Hassett

610-642-8253

joeh@gregoryfca.com